CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Form SB-2 of our report dated February 1, 2001, on our audits of the consolidated financial statements of Exten Industries, Inc. and Subsidiary. We also consent to the reference to our firm under the caption "Experts."

HUTCHINSON AND BLOODGOOD LLP


San Diego, CA
February 7, 2002